UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 SCHEDULE 14A

(Rule 14a-101) SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Texas Industries, Inc. (Name of Registrant as Specified in its Charter)

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TXI RELEASES LETTER TO SHAREHOLDERS

October 14, 2008 - Dallas, Texas - Texas Industries, Inc. (NYSE: TXI) today released the attached letter to its shareholders.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregate, ready-mix concrete and concrete products.

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October 14, 2008 Dear Fellow Shareholder:

     As you may be aware, NNS Holding and its principal, Mr. Nassef Sawiris, have filed solicitation material with the Securities and Exchange Commission urging you to withhold your vote from the two directors standing for reelection at the Annual Meeting of Shareholders on October 21, 2008. For the reasons we explain below, we strongly recommend that you disregard the NNS solicitation and vote “FOR” Sam Coats and Thomas R. Ransdell, two of our independent directors who are standing for reelection at the upcoming meeting.

     In a very recent letter to your company, one that NNS did not disclose to you, Mr. Sawiris wrote that he was “confident in TXI’s growth potential,” that our key markets “show potential for long-term growth” and that “TXI should be in a position to participate in that growth over the coming years.” In the same letter, Mr. Sawiris requested that the board enable him to purchase up to 25% of the outstanding shares of your company and that he be entitled to select two directors. While we agree with Mr. Sawiris regarding your company’s prospects and we respect him as a significant shareholder, we do not agree that his proposal is in the best interest of all shareholders.

     Your company is strongly positioned for growth, as indicated by Mr. Sawiris, and we are implementing an aggressive program of action to increase shareholder value. We are the largest cement producer in Texas and one of the largest in California, markets that account for nearly 25% of national cement consumption. Our customer mix is broad and diverse and our customer relationships are longstanding. We believe we have some of the most efficient cement production capacity in the industry, and a management team with vast experience in the industry and our core markets.

     We are actively working to create shareholder value. We recently completed a major expansion and modernization of our Oro Grande, California cement plant, bringing online 2.3 million tons of state-of-the-art production capacity. In addition, we are well underway with the important expansion and modernization of our Hunter, Texas plant, which we expect will add 1.4 million tons of state-of-the-art cement production capacity. These two projects together represent an increase of about 48% in our total cement production capacity. As a result, we are extraordinarily well-positioned over the long term with modern, efficient, state-of-the-art capacity, in two of the most desirable geographic regions in our industry. Not only do these expansions increase our current production efficiencies, but we will be in position to reap the benefits of these long-term investments when the U.S. economy stabilizes.

     We are committed to delivering value to all our shareholders. We have a track record of acting to create shareholder value, including for example the spin-off of Chaparral Steel, which resulted in very substantial gains for our shareholders. However, we believe that enabling Mr. Sawiris to obtain a preferential position in your company at opportunistically low prices without paying any premium to accumulate such a significant position is not in the best interests of all shareholders. Although Mr. Sawiris verbally expressed some flexibility concerning his request, you should also know that he has publicly stated in his SEC filings that he may seek to acquire control of the company in a negotiated transaction or otherwise. In view of this background, we believe that Mr. Sawiris is most interested in representing his personal interests rather than in serving as a fiduciary for all shareholders.

     As we are all painfully aware, your company is experiencing a most challenging economic and financial environment. These difficulties are spread throughout the economy and our industry, and the operating results and share price of many cement producers have been affected in a manner similar to ours. Although these are difficult times, we assure you that it is anything but “business as usual” at your company. While we cannot control the current challenging economic conditions, we are aggressively acting to create shareholder value, and we believe that the market will recover and appropriately value our robust growth prospects and strategic initiatives.

     For the reasons described above, we strongly recommend that shareholders vote FOR each of the board’s nominees. We urge you not to sign and return any blue proxy card or voting instruction card that you may receive from NNS or Nassef Sawiris. If you have questions regarding voting, please call Morrow & Co., which is assisting the company, toll-free at (800) 662-5200.

     We look forward to continuing to hear your views and, in turn, to communicate the value and impact of our strategic initiatives to you. We thank you for your continued support.

On Behalf of the Board of Directors,

Mel G. Brekhus	Robert D. Rogers

/s/ Mel G. Brekhus	/s/ Robert D. Rogers
President and Chief Executive Officer	Chairman of the Board of Directors

Forward-Looking Statements

Certain statements contained in this letter are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on Texas Industries’ business; changes in economic conditions specific to any one or more of Texas Industries’ markets; the cyclical and seasonal nature of Texas Industries’ business; construction activity in Texas Industries’ markets; changes in demand; abnormal periods of inclement weather; unexpected periods of equipment downtime; changes in costs of raw materials, fuel and energy; changes in the cost or availability of transportation; unexpected operational difficulties; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; inability to timely execute announced capacity expansions; ongoing volatility and uncertainty in the capital markets; the impact of environmental laws, regulations and claims, and changes in governmental and public policy; and other risks and uncertainties described in Texas Industries’ reports on SEC Forms 10-K, 10-Q and 8-K. Forward-looking statements speak only as of the date hereof, and Texas Industries assumes no obligation to publicly update such statements.

Important Additional Information

Texas Industries and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Texas Industries in connection with the matters described herein. Information regarding the special interests of the directors and executive officers of Texas Industries are available in the definitive proxy statement filed by Texas Industries on August 29, 2008, in connection with the Annual Meeting of Shareholders to be held on October 21, 2008. Texas Industries shareholders are strongly encouraged to read the definitive proxy statement and the accompanying proxy card, and any amendments as they contain important information, including information relating to the participants in Texas Industries solicitation of proxies. In addition, Texas Industries files annual, quarterly and special reports, proxy and information statements, and other information with the Securities and Exchange Commission. Shareholders can obtain the definitive proxy statement, the proxy card, any amendments or supplements to the proxy statement and other documents filed by Texas Industries with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement, the proxy card, any amendments and supplements to the proxy statement and any other document filed by Texas Industries with the Securities and Exchange Commission are also available for free at Texas Industries’ Internet website at www.txi.com or by writing to Texas Industries at 1341 W. Mockingbird Lane, Suite 700W, Dallas, TX 75247. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, Morrow & Co., LLC., at (800) 662-5200.